EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of SRS Labs, Inc. pertaining to the SRS Labs, Inc. 2006 Stock Incentive Plan on Form S-8 of our report dated February 24, 2006 relating to the consolidated financial statements and schedule, appearing in SRS Labs, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ BDO SEIDMAN, LLP

Costa Mesa, California
September 25, 2006